As filed with the Securities and Exchange Commission on April 28, 2021

Investment Company Act File No. 811-23555

U.S. SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM N-2

REGISTRATION STATEMENT UNDER THE INVESTMENT COMPANY ACT OF 1940	[X]
AMENDMENT NO.	1

STONE RIDGE LONGEVITY RISK PREMIUM FIXED INCOME MASTER TRUST

(EXACT NAME OF REGISTRANT AS SPECIFIED IN CHARTER)

510 MADISON AVENUE, 21ST FLOOR

NEW YORK, NEW YORK 10022

(ADDRESS OF PRINCIPAL EXECUTIVE OFFICES) (ZIP CODE)

REGISTRANT’S TELEPHONE NUMBER, INCLUDING AREA CODE: (855) 609-3680

STONE RIDGE LONGEVITY RISK PREMIUM FIXED INCOME MASTER TRUST

510 MADISON AVE, 21ST FLOOR

NEW YORK, NEW YORK 10022

(NAME AND ADDRESS OF AGENT FOR SERVICE)

COPY OF COMMUNICATIONS TO:

ELIZABETH J. REZA

GREGORY C. DAVIS

ROPES & GRAY LLP

800 BOYLSTON STREET

BOSTON, MASSACHUSETTS 02199

Check each box that appropriately characterizes the Registrant:

[X]	Registered Closed-End Fund (closed-end company that is registered under the Investment Company Act of 1940 (“Investment Company Act”)).

[ ]	Business Development Company (closed-end company that intends or has elected to be regulated as a business development company under the Investment Company Act).

[ ]	Interval Fund (Registered Closed-End Fund or a Business Development Company that makes periodic repurchase offers under Rule 23c-3 under the Investment Company Act).

[ ]	A.2 Qualified (qualified to register securities pursuant to General Instruction A.2 of this Form).

[ ]	Well-Known Seasoned Issuer (as defined by Rule 405 under the Securities Act).

[ ]	Emerging Growth Company (as defined by Rule 12b-2 under the Securities Exchange Act of 1934.

[ ]

If an Emerging Growth Company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of Securities Act.

[ ]	New Registrant (registered or regulated under the Investment Company Act for less than 12 calendar months preceding this filing).

This Registration Statement has been filed by the Registrant pursuant to Section 8(b) of the Investment Company Act of 1940, as amended. However, interests in the Registrant are not being registered under the Securities Act of 1933, as amended (the “Securities Act”), since such interests will be issued solely in private placement transactions which do not involve any “public offering” within the meaning of Section 4(a)(2) of the Securities Act. This Registration Statement does not constitute an offer to sell, or the solicitation of an offer to buy, any interest in the Registrant.

STONE RIDGE LONGEVITY RISK PREMIUM FIXED INCOME MASTER TRUST

CROSS REFERENCE SHEET

PARTS A AND B

ITEM NO.	REGISTRATION STATEMENT CAPTION	CAPTION IN PART A OR PART B
Part A
1.	Outside Front Cover	Not Required
2.	Cover Pages; Other Offering Information	Not Required
3.	Fee Table and Synopsis	Fee Table
4.	Financial Highlights	Not Required
5.	Plan of Distribution	Not Required
6.	Selling Shareholders	Not Required
7.	Use of Proceeds	Not Required
8.	General Description of the Registrant	General Description of the Registrant
9.	Management of the Fund	Management
10.	Capital Stock, Long-Term Debt, and Other Securities	Capital Stock, Long-Term Debt, and Other Securities
11.	Defaults and Arrears on Senior Securities	Not Applicable
12.	Legal Proceedings	Not Applicable
13.	Table of Contents of the Statement of Additional Information	Not Applicable
Part B
14.	Cover Page	Not Applicable
15.	Table of Contents	Not Applicable
16.	General Information and History	Not Applicable
17.	Investment Objective and Policies	Investment Objective and Policies
18.	Management	Management
19.	Control Persons and Principal Holders of Securities	Control Persons and Principal Holders of Securities
20.	Investment Advisory and Other Services	Investment Advisory and Other Services
21.	Portfolio Managers	Portfolio Managers
22.	Brokerage Allocation and Other Practices	Brokerage Allocation and Other Practices
23.	Tax Status	Tax Status
24.	Financial Statements	Financial Statements

PART C

The information required to be included in Part C is set forth under the appropriate Item, so numbered, in Part C of the Registration Statement.

PART A

Responses to Items 1, 2, 3.2, 4, 5, 6 and 7 of Part A have been omitted pursuant to Paragraph 3 of Instruction G of the General Instructions to Form N-2.

Responses to certain Items required to be included in Part A of this Registration Statement are incorporated herein by reference from Post-Effective Amendment No. 1 to the Registration Statement on Form N-2 of Stone Ridge Longevity Risk Premium Fixed Income Fund 65F, a series of Stone Ridge Longevity Risk Premium Fixed Income Trust 65F (the “Initial Feeder Fund”), as filed with the U.S. Securities and Exchange Commission (the “Commission”) on April 28, 2021 (the “Initial Feeder Fund’s Registration Statement”). The Initial Feeder Fund and Stone Ridge Longevity Risk Premium Fixed Income Master Fund (the “Master Fund”) are organized in what is commonly referred to as a “master-feeder” structure. The Initial Feeder Fund is the initial feeder fund in this “master-feeder” structure and the Master Fund also permits other feeder funds in addition to the Initial Feeder Fund (each, along with the Initial Feeder Fund, a “Feeder Fund”) to invest in the Master Fund. The Master Fund was previously named “Stone Ridge Longevity Risk Premium Fixed Income Master Fund 2045,” which name was changed on April 20, 2021. A full list of Feeder Funds is set forth below:

Stone Ridge Longevity Risk Premium Fixed Income Fund 65F

Stone Ridge Longevity Risk Premium Fixed Income Fund 65M

Stone Ridge Longevity Risk Premium Fixed Income Fund 66F

Stone Ridge Longevity Risk Premium Fixed Income Fund 66M

Stone Ridge Longevity Risk Premium Fixed Income Fund 67F

Stone Ridge Longevity Risk Premium Fixed Income Fund 67M

Stone Ridge Longevity Risk Premium Fixed Income Fund 68F

Stone Ridge Longevity Risk Premium Fixed Income Fund 68M

Stone Ridge Longevity Risk Premium Fixed Income Fund 69F

Stone Ridge Longevity Risk Premium Fixed Income Fund 69M

Stone Ridge Longevity Risk Premium Fixed Income Fund 70F

Stone Ridge Longevity Risk Premium Fixed Income Fund 70M

Stone Ridge Longevity Risk Premium Fixed Income Fund 71F

Stone Ridge Longevity Risk Premium Fixed Income Fund 71M

Stone Ridge Longevity Risk Premium Fixed Income Fund 72F

Stone Ridge Longevity Risk Premium Fixed Income Fund 72M

Stone Ridge Longevity Risk Premium Fixed Income Fund 73F

Stone Ridge Longevity Risk Premium Fixed Income Fund 73M

Stone Ridge Longevity Risk Premium Fixed Income Fund 74F

Stone Ridge Longevity Risk Premium Fixed Income Fund 74M

Stone Ridge Longevity Risk Premium Fixed Income Fund 75F

Stone Ridge Longevity Risk Premium Fixed Income Fund 75M

Stone Ridge Longevity Risk Premium Fixed Income Fund 76F

Stone Ridge Longevity Risk Premium Fixed Income Fund 76M

Stone Ridge Longevity Risk Premium Fixed Income Fund 77F

Stone Ridge Longevity Risk Premium Fixed Income Fund 77M

Stone Ridge Longevity Risk Premium Fixed Income Fund 78F

Stone Ridge Longevity Risk Premium Fixed Income Fund 78M

Stone Ridge Longevity Risk Premium Fixed Income Fund 79F

Stone Ridge Longevity Risk Premium Fixed Income Fund 79M

Stone Ridge Longevity Risk Premium Fixed Income Fund 80F

Stone Ridge Longevity Risk Premium Fixed Income Fund 80M

Stone Ridge Longevity Risk Premium Fixed Income Fund 81F

Stone Ridge Longevity Risk Premium Fixed Income Fund 81M

Stone Ridge Longevity Risk Premium Fixed Income Fund 82F

Stone Ridge Longevity Risk Premium Fixed Income Fund 82M

Stone Ridge Longevity Risk Premium Fixed Income Fund 83F

Stone Ridge Longevity Risk Premium Fixed Income Fund 83M

Stone Ridge Longevity Risk Premium Fixed Income Fund 84F

Stone Ridge Longevity Risk Premium Fixed Income Fund 84M

Stone Ridge Longevity Risk Premium Fixed Income Fund 85F

Stone Ridge Longevity Risk Premium Fixed Income Fund 85M

Capitalized terms that are not otherwise defined shall have the respective meanings set forth in the Initial Feeder Fund’s Registration Statement.

ITEM 3.	FEE TABLE.

The following table describes the fees and expenses investors may pay if they buy and hold common shares of the Master Fund. Because the Master Fund has no operating history, many of these expenses are estimates.

Annual Fund Operating Expenses

(as a percentage of net assets attributable to the common shares)

Management Fees(1)	0.60%

Other Expenses(2)	0.00%

Total Annual Expenses	0.60%

Fee Waiver and Expense Limitation(3)	0.60%

Total Annual Fund Operating Expenses After Fee Waiver and Expense Limitation	0.00%

(1)

Management Fees include fees payable to Stone Ridge Asset Management LLC (the “Adviser”) for advisory services and for supervisory, administrative and other services. The Master Fund pays for the advisory, supervisory and administrative services it requires under what is essentially an all-in fee structure (the “Unified Management Fee”). Pursuant to the Master Fund’s Investment Management Agreement (the “Management Agreement”), the Adviser is paid a Unified Management Fee at the annual rate of 0.60% of the Master Fund’s average daily total assets less total liabilities, other than any liability represented by outstanding Preferred Shares (as defined below). The Master Fund (and not the Adviser) will be responsible for certain other fees and expenses that are not covered by the Unified Management Fee under the Management Agreement. The Management Fee shown above is estimated for the Master Fund’s current fiscal year.

(2)

Other Expenses are based on estimated amounts for the Master Fund’s current fiscal year and include, without limitation, transaction costs, financing costs and other expenses. The estimated amount also assumes the Master Fund sells $4 billion worth of its shares.

(3)

The Adviser has contractually agreed to waive each month the portion of the Master Fund’s Management Fee attributable to the assets of each Feeder Fund invested in the Master Fund to an annualized rate of 0.00% for so long as such Feeder Fund invests substantially all of its assets in the Master Fund. This fee waiver may only be modified by the mutual consent of the Adviser and the Master Fund, including a majority of the trustees of the Master Fund who are not “interested persons” of the Master Fund (as defined by the Investment Company Act of 1940, as amended (the “1940 Act”)).

Example. The following Example is intended to help investors understand the various costs and expenses that investors, as holders of shares, would bear directly or indirectly. The Example assumes that an investor invests $1,000 in common shares of the Master Fund for the time periods indicated. The Example also assumes that the investment has a 5% return each year and that the Master Fund’s operating expenses (as described above) remain the same. The Example should not be considered a representation of the Master Fund’s future expenses. Although an investor’s actual costs may be higher or lower, based on these assumptions an investor’s costs would be:

1 Year	3 Years	5 Years	10 Years
$0	$0	$0	$0

ITEM 8.	GENERAL DESCRIPTION OF THE REGISTRANT.

The Master Fund is a series of Stone Ridge Longevity Risk Premium Fixed Income Trust, a closed-end, diversified, management investment company that was organized as a Delaware statutory trust on February 10, 2020 (the “Master Fund Trust”). Shares of the Master Fund are being issued solely in private placement transactions that do not involve any “public offering” within the meaning of Section 4(a)(2) of, and/or Regulation D under, the Securities Act of 1933, as amended (the “Securities Act”). Except for the Master Fund’s initial shareholder, shares of the Master Fund may only be held by other investment companies registered under the 1940 Act and managed by the same investment adviser as that of the Trust at such time. This Registration Statement does not constitute an offer to sell, or the solicitation of an offer to buy, any “security” within the meaning of the Securities Act.

The Master Fund’s investment objective is to enable each Feeder Fund to achieve, during the lifetimes of its respective shareholders until September 2046, a high level of monthly distributions while maintaining the safety of the principal amount of the Master Fund’s investments. Information regarding the Master Fund’s investment objective, strategies and policies, the kinds of securities in which the Master Fund principally invests, other investment practices of the Master Fund and the risk factors associated with investments in the Master Fund are incorporated herein by reference from the section entitled “Investment Objective, Policies and Risks” in the Initial Feeder Fund’s prospectus included in the Initial Feeder Fund’s Registration Statement. Descriptions of actions taken or investments made by the Initial Feeder Fund in the Initial Feeder Fund’s prospectus included in the Initial Feeder Fund’s Registration Statement include actions taken or investments made by the Master Fund.

The Board of Trustees of the Master Fund Trust (the “Board” or “Trustees”) has currently authorized two classes of beneficial interest of the Master Fund: a class of common shares (“Common Shares”) and a class of preferred shares (“Preferred Shares” and, together with the Common Shares, “Shares”). The Master Fund pays (and the holders of the Common Shares and Preferred Shares bear) all costs and expenses relating to the issuance and ongoing maintenance of Preferred Shares. Preferred Shares have priority, at least in part, over Common Shares with respect to the distribution of the Master Fund’s assets, including upon liquidation. In addition, as discussed below, Preferred Shares are entitled to certain voting rights that do not apply to Common Shares. Accordingly, holders of Preferred Shares may have interests that differ from those of holders of Common Shares, and may at times have disproportionate influence over the affairs of the Master Fund.

Effects of Leverage

The following table is designed to illustrate the effects of leverage through the use of senior securities (as that term is defined under Section 18 of the 1940 Act) on the total return for Common Shares, assuming Master Fund total returns (net of expenses) of -10%, -5%, 0%, 5% and 10%. The annual distribution per Preferred Share is expected to be $0.25. The annual return that the Master Fund must experience (net of expenses) in order to cover the costs of the Master Fund’s distributions to Preferred Shares is 0.59%. The figures below are hypothetical and actual returns may be greater or less than those in the table below.

Assumed Return Master Fund (net of expenses)	-10%	-5%	0%	5%	10%
Corresponding Return to Common Shares	-20.18%	-10.66%	-1.13%	8.39%	17.92%

ITEM 9.	MANAGEMENT.

A description of how the business of the Master Fund is managed is incorporated herein by reference from the section entitled “Management of the Fund” in the Initial Feeder Fund’s prospectus included in the Initial Feeder Fund’s Registration Statement, to the extent applicable to the Master Fund. The following list identifies the specific sections of the Initial Feeder Fund’s prospectus under which the information required by Item 9 of Form N-2 may be found; each listed section is incorporated herein by reference, to the extent applicable to the Master Fund.

Item 9.1(a)	Management of the Fund—Board of Trustees
Item 9.1(b)	Management of the Fund—The Adviser
Item 9.1(c)	Management of the Fund—Portfolio Managers
Item 9.1(d)	Management of the Fund—The Fund’s Service Providers
Item 9.1(e)	Management of the Fund—The Fund’s Service Providers
Item 9.1(f)	Management of the Fund—The Adviser
Item 9.1(g)	Not applicable
Item 9.2	Not applicable
Item 9.3	At the time of this filing, the Master Fund had not commenced operations and the Adviser or its affiliates owned 100% of each of the common shares and preferred shares of the Master Fund.

ITEM 10	CAPITAL STOCK, LONG-TERM DEBT, AND OTHER SECURITIES

ITEM 10.1	CAPITAL STOCK

The Master Fund is a series of the Master Fund Trust. The Agreement and Declaration of Trust of the Master Fund Trust (the “Declaration of Trust”) authorizes the Master Fund Trust and the Master Fund to issue an unlimited number of shares of beneficial interest of each class. The initial purchase price for Shares of the Master Fund (the “Initial Purchase Price”) is $10 per Common Share and $10 per Preferred Share. Following the Initial Offering Period (as defined below), Common Shares may be sold at the net asset value (“NAV”) per Common Share, and Preferred Shares may be sold at a price per Preferred Share equal to the liquidation value of an outstanding Preferred Share at such time, or at some other price as may be determined from time to time by the Board. Shares, when issued in accordance with the Declaration of Trust, Bylaws and the Registration Statement, will be fully paid and non-assessable by the Master Fund and, except as described below, will have no pre-emptive or conversion rights or rights to cumulative voting.

The following description of Shares is intended only as a summary and is qualified in its entirety by reference to the full text of the Declaration of Trust and the Bylaws, each as amended, both of which are on file with the Commission.

Pre-emptive/Conversion Rights

Shareholders of the Master Fund have no pre-emptive or conversion rights, except that holders of Preferred Shares have the right to convert their Preferred Shares into Common Shares at a ratio of four (4) Preferred Shares for one (1) Common Share (the “Conversion Ratio”). The Trustees may classify or reclassify any issued or unissued Shares of any class by redesignating such Shares or by setting or changing in any one or more respects, from time to time, the preferences, conversion or other rights, voting powers, restrictions, limitations as to dividends, qualifications or terms or conditions of repurchase of such shares. Any such classification or reclassification will comply with the provisions of the Declaration of Trust and the 1940 Act.

Determination of Net Asset Value

The NAV per Share of the Common Shares is determined by dividing the total value of the Master Fund’s portfolio investments, cash and other assets, less any liabilities (including accrued expenses or dividends and any liability represented by outstanding Preferred Shares) attributable to such class of Shares, by the total number of Shares of such class outstanding. Shares will be valued as of a particular time (the “Valuation Time”) on each day that the New York Stock Exchange (“NYSE”) opens for business1; provided, that the Master Fund reserves the right to calculate the NAV more or less frequently if deemed desirable. The Valuation Time is ordinarily at the close of regular trading on the NYSE (normally 4:00 p.m. Eastern time).

In accordance with the regulations governing registered investment companies, the Master Fund’s transactions in portfolio securities and purchases and sales of Shares (which bear upon the number of Shares outstanding) are generally not reflected in the NAV determined for the business day on which the transactions are effected (the trade date), but rather on the following business day.

1 The NYSE is open from Monday through Friday, 9:30 a.m. to 4:00 p.m., Eastern time. NYSE, NYSE Arca, NYSE Bonds and NYSE Arca Options markets will generally close on, and in observation of the following holidays: New Year’s Day, Martin Luther King, Jr. Day, Washington’s Birthday, Good Friday, Memorial Day, Independence Day, Labor Day, Thanksgiving Day, and Christmas Day.

Short-term debt instruments, such as U.S. Treasury Bills, having a maturity of 60 days or less, are generally valued at amortized cost. Other debt securities, including U.S. government debt securities, having a remaining maturity in excess of 60 days, are valued by an independent pricing service at an evaluated (or estimated) mean between the closing bid and asked prices.

If market quotations are not readily available or available market quotations or other information are deemed to be unreliable by the Master Fund Trust’s Valuation Committee or its delegate, then such instruments will be valued as determined in good faith by the Master Fund Trust’s Valuation Committee or its delegate.

Dividends/Distributions

The Trust intends to distribute its assets monthly, on or about the third (3rd) business day of the month. The amount of any distributions declared by the Trustees on the Shares of the Master Fund will be distributed according to the following order of priority (the “Distribution Waterfall”):

(i)	First, to the extent of such distribution amount, to the Preferred Shares, a per Share amount equal to 1/12th of $0.125 (the “Preferred Distribution”);

(ii)

Second, to the extent of the remaining amount of such distribution after the distribution in clause (i) above, to the Common Shares and the Preferred Shares ratably according to the number of Shares of the Master Fund held on the distribution date, an amount equal to (x) 0.05% of the average daily net assets of Master Fund during the relevant monthly period plus (y) any other amount declared from time to time by the Trustees for distribution for such monthly period as being payable under this clause (ii);

(iii)

Third, to the extent of the remaining amount of such distribution after the distribution in clauses (i)-(ii) above, to the Common Shares, a per Share amount equal to (x) the Preferred Distribution multiplied by (y) the Conversion Ratio; and

(iv)

Fourth, to the extent of the remaining amount of such distribution after the distribution in clauses (i)-(iii) above, to the Common Shares and the Preferred Shares ratably according to (x) with respect to the Common Shares, the number of Common Shares of the Master Fund outstanding on the distribution date, and (y) with respect to the Preferred Shares, the number of Preferred Shares of the Master Fund outstanding on the distribution date divided by the Conversion Ratio.

If the Master Fund’s investments do not generate sufficient income to fund its planned distributions, the Master Fund may be required to liquidate a portion of its portfolio to fund the monthly distributions, and these payments will represent a reduction of the shareholders’ principal investment. Such a disposition of assets by the Master Fund may cause the Master Fund to recognize taxable income or gain, which would be allocated to the Feeder Funds. In such case, a greater portion of distributions by the Feeder Funds may be treated as a taxable dividend for U.S. federal income tax purposes when received by Feeder Fund shareholders instead of a return of capital (which is not taxable, but reduces a shareholder’s basis in its Feeder Fund shares).

Liquidation

To the extent not previously liquidated pursuant to the Declaration of Trust, the Master Fund will liquidate on the monthly distribution date scheduled to occur in September 2046. The Master Fund does not expect there will be any Preferred Shares outstanding on the liquidation date, as all Preferred Shares are expected to have been converted to Common Shares prior to such time. Upon liquidation of the Master Fund, after paying or adequately providing for the payment of all liabilities of the Master Fund, including payment of a Liquidation Preference (as defined below)

owed to any then-outstanding Preferred Shares, and upon receipt of such releases, indemnities and refunding agreements as they deem necessary for their protection, the Trustees will distribute the remaining assets of the Master Fund among the holders of the Common Shares.

The “Liquidation Preference” owed to each Preferred Share shall be an amount equal to the total of (i) the Initial Purchase Price of a Preferred Share plus (ii) the Preferred Distribution, adjusted for the number of days elapsed in the current monthly distribution period, minus (iii) the sum of all distributions paid pursuant to the second and fourth steps of the Distribution Waterfall since the inception of the Master Fund on a Preferred Share issued during the initial period during which the Master Fund will offer is Shares prior to the commencement of investment operations (the “Initial Offering Period”). The Liquidation Preference will not be less than $0.

In the event that there were no individual shareholders of any Feeder Fund surviving on the Master Fund’s liquidation date, the Declaration of Trust provides that the liquidating distribution of the Master Fund’s remaining assets on the liquidation date will be donated to a charity selected by the Board at that time.

Redemptions, Cancellations and Repurchases Generally

From time to time, the Master Fund may redeem, cancel or repurchase its Shares, all upon such terms and conditions as may be determined by the Trustees and subject to any applicable provisions of the 1940 Act or any exemption therefrom. The Master Fund may require shareholders to pay a withdrawal charge, a sales charge, or any other form of charge to the Master Fund, to the underwriter or to any other person designated by the Trustees upon redemption or repurchase of Shares (other than by means of a redemption, cancellation or repurchase pursuant to the following paragraphs in this Item) in such amount as shall be determined from time to time by the Trustees. The Master Fund may also charge a redemption or repurchase fee, payable to the Master Fund (other than by means of a redemption, cancellation or repurchase pursuant to the following paragraphs in this Item) in such amount as may be determined from time to time by the Trustees. The Trustees may from time to time specify conditions, not inconsistent with the 1940 Act or any exemption therefrom, regarding the redemption or repurchase of Shares of the Master Fund. Payment for Shares redeemed or repurchased shall be made in cash or in property out of the assets of the Master Fund, or if applicable, the relevant class of the Master Fund to the shareholder of record at such time and in the manner, not inconsistent with the 1940 Act or other applicable laws.

Redemptions

In addition to the provisions above, on or about the last business day of each February, May, August and November, the Master Fund shall redeem such amount of Shares as determined below with respect to any Feeder Fund shareholder whom the Master Fund determines has died prior to the start of the calendar quarter in which such redemption occurs and whose shares are being redeemed by such Feeder Fund. The Master Fund shall redeem Common Shares and Preferred Shares at the Common Redemption Price and the Preferred Redemption Price, respectively (each as defined below).

“Common Redemption Price” means the redemption price per Common Share equal to (i) the Initial Purchase Price for a Common Share minus (ii) the product of (x) 1/12th of $1.00 and (y) the number of distributions the Master Fund has made on Common Shares sold during its Initial Offering Period prior to the redemption; provided, however, that if the redemption price is negative pursuant to the above formula, then the redemption price shall be $0.

“Preferred Redemption Price” means the redemption price per Preferred Share equal to (i) the Initial Purchase Price for a Preferred Share minus (ii) the product of (x) 1/12th of $1.00 divided by the Conversion Ratio and (y) the number of distributions the Master Fund has made on Preferred Shares sold during its Initial Offering Period prior to the redemption; provided, however, that if the redemption price is negative pursuant to the above formula, then the redemption price shall be $0.

If the Master Fund determines that a Feeder Fund shareholder has died at a time when the Common Redemption Price is greater than $0, the Master Fund shall redeem, for each Feeder Fund share held by such shareholder, a number of Common Shares held by such Feeder Fund equal to the Underlying Common Shares. “Underlying Common Shares” means, as of any date for any Feeder Fund, the smallest number of Common Shares that (i) has an aggregate Common Redemption Price that, when added to the aggregate Preferred Redemption Price for the Underlying Preferred Shares, equals the Feeder Fund Redemption Value2 with respect to such Feeder Fund and (ii) has an aggregate Common Distribution Amount3 that, when added to the aggregate Preferred Distribution Amount4 for the Underlying Preferred Shares, is equal to 1/12th of $1.00; provided, however, that if any Feeder Fund does not hold Common Shares on such date, then the Underlying Common Shares with respect to such Feeder Fund shall be zero (0).

If the Master Fund determines that a Feeder Fund shareholder has died at a time when the Preferred Redemption Price is greater than $0, the Master Fund shall also redeem, for each Feeder Fund share held by such shareholder, a number of Preferred Shares held by such Feeder Fund equal to the Underlying Preferred Shares. “Underlying Preferred Shares” means as of any date for any Feeder Fund, the greatest number of Preferred Shares that (i) has an aggregate Preferred Redemption Price that, when added to the aggregate Common Redemption Price for the Underlying Common Shares, equals the Feeder Fund Redemption Value with respect to such Feeder Fund and (ii) has an aggregate Preferred Distribution Amount that, when added to the aggregate Common Distribution Amount for the Underlying Common Shares, is equal to 1/12th of $1.00; provided, however, that if any Feeder Fund does not hold Preferred Shares on such date, then the Underlying Preferred Shares with respect to such Feeder Fund shall be zero (0).

Holders of redeemed Shares shall not be entitled to any distributions made by the Master Fund on any distribution date following such redemption.

2 “Feeder Fund Redemption Value” means, as of any date for any Feeder Fund, the redemption amount per share that would be payable by that Feeder Fund upon the death of one of its shareholders on such date; provided that if as of such date such Feeder Fund would cancel the shares of one of its shareholders upon their death, the Feeder Fund Redemption Value shall be $0.

3 “Common Distribution Amount” means, in any particular month, 1/12th of $1.00 with respect to each Common Share.

4 “Preferred Distribution Amount” means, in any particular month, 1/12th of $0.25 with respect to each Preferred Share.

Cancellations

In addition to the provisions above, upon the Master Fund’s determination that a Feeder Fund shareholder has died at a time when the Common Redemption Price is equal to or less than $0, for each Feeder Fund share held by such shareholder, a number of Common Shares held by such Feeder Fund equal to the Underlying Common Shares shall be automatically called and cancelled for no value. Upon the Master Fund’s determination that a Feeder Fund shareholder has died at a time when the Preferred Redemption Price is equal to or less than $0, for each Feeder Fund share held by such shareholder, a number of Preferred Shares held by such Feeder Fund equal to the Underlying Preferred Shares shall be automatically called and cancelled for no value. In addition, upon the Trust’s determination that a Feeder Fund has repurchased shares from one of its shareholders in a tender offer at a time when the tender offer price paid to such Feeder Fund shareholder was $0, for each Feeder Fund share tendered by such shareholder and repurchased by such Feeder Fund, a number of Preferred Shares held by such Feeder Fund equal to the Underlying Preferred Shares and a number of Common Shares equal to the Underlying Common Shares shall, in each case, be automatically called and cancelled for no value. Upon the cancellation of Shares, all rights of a Feeder Fund with respect to such cancelled Shares, including rights to any distributions made by the Master Fund, shall terminate.

Repurchases

In addition to the foregoing, the Master Fund shall repurchase Shares tendered by shareholders, subject to the Master Fund having sufficient assets to accept such tenders, beginning on the date that is nineteen (19) business days prior to the end of each February, May, August and November and ending on the first business day of the following month, or at such other times as determined by the Trustees.

The repurchase price per Common Share tendered by a shareholder shall equal the product of (i) the Common Redemption Price for that shareholder determined pursuant to “Redemptions” above as of the applicable repurchase date and after taking into account any distribution paid on the repurchase date, multiplied by (ii) the Market Value Adjustment (as defined below) on such repurchase date.

The repurchase price per Preferred Share tendered by a shareholder shall equal the product of (i) the Preferred Redemption Price for that shareholder determined pursuant to “Redemptions” above as of the applicable repurchase date and after taking into account any distribution paid on the repurchase date, multiplied by (ii) the Market Value Adjustment (as defined below) on such repurchase date.

“Market Value Adjustment” shall mean, on a given date, an amount equal to the lesser of (x) 98% and (y) a percentage determined according to the following formula:

Market Value Adjustment = 98% – [(10yrCMTt – 10yrCMTlaunch) x Duration], where

10yrCMTt = the 10-Year Treasury Constant Maturity Rate published each business day by the Board of Governors of the Federal Reserve System, or, if such rate ceases to be published, a successor rate reasonably determined by the Trustees (the “10-Year CMT”), on such repurchase date;

10yrCMTlaunch = the 10-Year CMT as of the end of the Initial Offering Period; and

Duration = an estimate of the duration of the periodic interest payments of a hypothetical coupon-paying U.S. Government Security with a 25-year maturity, calculated by the Adviser as of the end of the Initial Offering Period.

Voting Rights

Under the Declaration of Trust, shareholders have the power to vote only (i) for the election of Trustees only if required by the 1940 Act; provided that, for so long as there are any Preferred Shares outstanding, (a) shareholders of Preferred Shares shall be entitled, as a separate class, to elect two Trustees and (b) if at any time dividends payable on Preferred Shares have remained unpaid in an amount equal to two full years’ dividends, shareholders of Preferred Shares shall be entitled to elect a majority of the Trustees until all dividends in arrears shall have been paid or otherwise provided for; (ii) for the removal of Trustees with or without cause by a vote of two-thirds of the total combined net asset value of all shares of the Master Fund Trust; (iii) with respect to such additional matters relating to the Master Fund Trust or the Master Fund as may be required by federal law including the 1940 Act, or any registration of the Master Fund Trust with the Commission (or any successor agency) or any state and (iv) as the Trustees may otherwise consider necessary or desirable in their sole discretion.

In addition, the approval of holders of a majority of the outstanding Preferred Shares will be required for certain corporate actions with respect to the Master Fund Trust or the Master Fund, such as a plan of reorganization that adversely affects the Preferred Shares and certain other matters as described below under “Anti-Takeover Provisions.” For purposes of the foregoing, the vote of a “majority of the outstanding Preferred Shares” of the Master Trust or the Master Fund, as applicable, means the vote of (i) 67% or more of such Preferred Shares of the Master Fund Trust or the Master Fund, as applicable, present at a meeting, if the shareholders of more than 50% of such Preferred Shares of the Master Fund Trust or the Master Fund, as applicable, are present or represented by proxy at such meeting, or (ii) more than 50% of such Preferred Shares of the Master Fund Trust or the Master Fund, as applicable, whichever is less.

Liability/Indemnification

The Declaration of Trust provides for indemnification out of Master Fund property for all loss and expense of any shareholder or former shareholder held personally liable for the obligations of the Master Fund solely by reason of such person’s status as a shareholder or former shareholder.

Anti-Takeover Provisions.

The Declaration of Trust includes provisions that could have the effect of limiting the ability of other entities or persons to acquire control of the Master Fund, convert the Master Fund to open-end status or to change the composition of the Board by discouraging a third party from seeking to obtain control of the Master Fund. These provisions may have the effect of discouraging attempts to acquire control of the Master Fund, which attempts could have the effect of increasing the expenses of the Master Fund and interfering with the normal operation of the Master Fund. The Trustees are elected for indefinite terms and do not stand for reelection. A Trustee may be removed from office without cause only by a written instrument signed or adopted by a majority of the remaining Trustees or by a vote of the holders of at least two-thirds of the class of Shares of the Master Fund that are entitled to elect a Trustee and that are entitled to vote on the matter.

The affirmative vote of the shareholders holding at least a majority of the outstanding Preferred Shares of the Master Fund, voting as a separate class, is required (A) to approve any conversion of the Master Fund from a closed-end to an open-end investment company, (B) to approve any plan of reorganization (as such term is used in the 1940 Act) relating to the Master Fund adversely affecting the Preferred Shares, or (C) to approve any other action relating to the Master Fund requiring a vote of security holders under Section 13(a) of the 1940 Act.

Except as described above, the Declaration of Trust does not contain any other specific inhibiting provisions that would operate only with respect to an extraordinary transaction such as a merger, reorganization, tender offer, sale or transfer of substantially all of the Master Fund’s assets or liquidation. Reference should be made to the Declaration of Trust on file with the Commission for the full text of these provisions.

ITEM 10.2.	LONG-TERM DEBT.

Not applicable.

ITEM 10.3.	GENERAL.

Not applicable.

ITEM 10.4.	TAXES.

The following discussion of U.S. federal income tax consequences of investment in the Master Fund is based on the Internal Revenue Code of 1986, as amended (the “Code”), U.S. Treasury regulations, and other applicable authority, as of the date of this Registration Statement. These authorities are subject to change by legislative or administrative action, possibly with retroactive effect. The following discussion is only a summary of some of the important U.S. federal income tax considerations generally applicable to investments in the Master Fund. There may be other tax considerations applicable to particular investors. Investors should consult their tax advisers for information concerning the possible application of federal, state, local or non-U.S. tax laws to them.

It is intended that the Master Fund will operate and be treated as a partnership for U.S. federal income tax purposes and not as an association taxable as a corporation or a “publicly traded partnership” (as defined in Section 7704 of the Code) taxable as a corporation. As a result, the Master Fund generally is not expected to be subject to U.S. federal income tax. Instead, each Feeder Fund is required to take into account in determining its U.S. federal income tax liability its allocable share (as determined in accordance with the governing instruments of the Master Fund and Subchapter K of the Code and related Treasury regulations promulgated thereunder) of the

Master Fund’s income, gain, loss, deductions, credits and tax preference items for any taxable year of the Master Fund ending with or within the taxable year of such investor, without regard to whether the investor has received or will receive any cash or property distributions from the Master Fund. Although the Master Fund is generally not subject to federal income tax, it will file appropriate income tax returns.

The Master Fund may modify its allocations to investors to comply with applicable tax regulations, including, without limitation, the income tax regulations under Sections 704, 706, 708, 734, 743, 754 and 755 of the Code. It also may make special allocations of specific tax items, including gross income, gain, deduction, or loss. These modified or special allocations could result in an investor receiving a larger or smaller share of items of income, gain, deduction, or loss (and/or income, gain, deduction, or loss of a different character) than it would in the absence of such modified or special allocations. The amount of tax due, if any, with respect to gains and income of the Master Fund is determined separately for each Feeder Fund. The Master Fund will be required to file an information return on IRS Form 1065 and, following the close of the Master Fund’s taxable year, will be required to provide each Feeder Fund with a Schedule K-l indicating such investor’s allocable share of the Master Fund’s income, gains, losses, deductions, credits and items of tax preference. Each Feeder Fund, however, is responsible for keeping its own records for determining its tax basis in its interests in the Master Fund and calculating and reporting any gain or loss resulting from a distribution or redemption by the Master Fund or other disposition of Master Fund interests.

If an investor were to contribute assets in kind to the Master Fund in exchange for Master Fund interests, then to the extent such investor does not recognize gains at the time of the contribution, such investor generally would, at the time of disposition by the Master Fund of the investors’ contributed assets, be specially allocated gains or losses from such assets up to the amount of built-in gain or built-in loss, respectively, at the time of contribution. There are circumstances in which investors who contribute appreciated assets to the Master Fund in kind could recognize income up to the built-in gain in such assets at the time of contribution even in advance of a disposition of such assets. The IRS may successfully challenge any of the Master Fund’s allocations, elections or determinations, in which case an investor may be allocated a larger or smaller share of any tax item.

In order to enable each Feeder Fund to qualify as a regulated investment company for U.S. federal income tax purposes (“RIC”), the Master Fund intends to satisfy the requirements of Subchapter M of the Code relating to sources of income and diversification of assets as if they were applicable to the Master Fund and intends to make sufficient distributions to enable each Feeder Fund to comply with the distribution requirements applicable to RICs (including those under Sections 852 and 4982 of the Code).

In general, an investor’s adjusted basis in its interest in the Master Fund will initially equal the amount of cash and, if any, the adjusted basis in other property the investor has contributed for the interest and will be increased by the investor’s proportionate share of Master Fund income and gains and decreased (but not below zero) by the amount of cash distributions and the adjusted basis of any property distributed from the Master Fund to the investor and such investor’s distributive share of certain Master Fund expenses and losses. In addition, (1) an investor’s basis includes the investor’s share of the Master Fund’s liabilities, and (2) decreases in the investor’s share of liabilities are treated as cash distributions.

To the extent the cash proceeds of any distribution (including distributions in connection with a withdrawal pursuant to a redemption or cancellation of Master Fund interests) exceed the distributee’s adjusted basis of its interest in the Master Fund, such investor will generally realize a gain for federal income tax purposes. If, upon a complete withdrawal (redemption of the entire interest, including pursuant to a redemption or cancellation of Master Fund interests) the Feeder Fund receives only cash proceeds (and/or unrealized receivables) and such investor’s adjusted basis of its interest exceeds the cash proceeds of such withdrawal and such investor’s basis in any unrealized receivables, the investor will generally realize a loss for U.S. federal income tax purposes. In addition, on a distribution to an investor from the Master Fund, (i) income may be recognized if the distribution changes a distributee’s share of any unrealized receivables held by the Master Fund and (ii) gain or loss may be recognized to an investor that contributed property to the Master Fund. The tax consequences of a withdrawal of property (instead of or in addition to cash) will be different and will depend on the specific factual circumstances. An investor’s adjusted basis in an interest in the Master Fund will generally be the aggregate price paid therefor (including the adjusted basis of contributed property and any gain recognized on the contribution thereof), increased by the amounts of the investor’s distributive share of items of income (including income exempt from U.S. federal income taxation) and realized net gain of the Master Fund, and reduced, but not below zero, by (i) the amounts of such investor’s distributive share of items of Master Fund deductions or loss, (ii) the amount of any cash distributions (including distributions of income exempt from U.S. federal income taxation and cash distributions on withdrawals from the Master Fund) and the adjusted basis to the investor of any property received by such investor other than in liquidation and (iii) the investor’s distributive share of the Master Fund’s nondeductible expenditures not properly chargeable to the investor’s capital account. Increases or decreases in an investor’s share of Master Fund liabilities may also result in corresponding increases or decreases in such adjusted basis.

If, within one year following a redemption or cancellation of a former Feeder Fund shareholder’s Feeder Fund shares, that former Feeder Fund shareholder notifies the Adviser that the shareholder has not died, the Adviser will direct the transfer agent to (i) reverse the redemption or cancellation, subject, in the case of a redemption, to the receipt by the Master Fund from the Feeder Fund of the redemption price previously paid to the Feeder Fund (if any) , and (ii) deliver to the Feeder Fund any distributions paid on the shares prior to such reversal and not received by such Feeder Fund as a result of the redemption or cancellation. The Feeder Fund may realize a gain on the inadvertent redemption or cancellation to the extent of distributions received by the Feeder Fund in connection with the corresponding redemption of its interest in the Master Fund, as in accordance with the rules described above. In general, if the Adviser were to reverse a prior redemption or cancellation as described in this paragraph, the Feeder Fund would (i) likely recognize income, which might be treated as ordinary income, on the receipt of the shares at least to the extent of any loss that Feeder Fund recognized upon the inadvertent redemption (which loss would only be recognized if the inadvertent redemption or cancellation resulted in the Feeder Fund’s complete withdrawal from the Master Fund), (ii) likely not reverse any gain recognized by the Feeder Fund in connection with the inadvertent redemption, (iii) increase its basis in its interest in the Master Fund by the amount delivered by the shareholder for such shares, and contributed in turn by the Feeder Fund to the Master Fund, plus the amount, if any, recognized as income under clause (i), and (iv) the distributions delivered to the shareholder would be treated as described in the previous paragraph.

If and to the extent that there is an increase in the proportionate interest of a Feeder Fund in the Master Fund and such increase is not reflected in the investors’ relative capital account balances by reason of contributions, distributions or allocations, the value of such increase in proportionate interest could be characterized as taxable income or gain to the investor benefiting from such increase, though the Master Fund believes that such increase should not be so characterized.

The Master Fund will allocate at least annually to each Feeder Fund its respective distributive shares of any net investment income and net capital gains which have been recognized for U.S. federal income tax purposes (including unrealized gains at the end of the Master Fund’s fiscal year on certain options and futures transactions that are required to be marked-to-market). For federal income tax purposes, investment income other than tax-exempt interest generally is treated as ordinary income for U.S. federal income tax purposes. The treatment of capital gains generally is determined by how long the Master Fund owned (or is deemed to have owned) the investments that generated them (rather than by how long an investor has held its interest in the Master Fund). Net gains from the sale of investments that the Master Fund owned (or is deemed to have owned) for one year or less generally are treated as short-term capital gains; net gains from the sale of investments that the Master Fund owned (or is deemed to have owned) for more than one year are generally treated as long-term capital gains.

The Master Fund’s investments, if any, in securities issued with original issue discount (possibly including certain asset-related securities) or securities acquired at a market discount (if an election is made to include accrued market discount in current income) will cause it to realize income prior to the receipt of cash payments with respect to these securities. Each Feeder Fund may be required to distribute their proportionate shares of this income to comply with the distribution requirements applicable to RICs. The Master Fund intends to make sufficient distributions to enable each Feeder Fund to comply with the distribution requirements applicable to RICs.

A 3.8% Medicare contribution tax is imposed on the “net investment income” of certain individuals, estates and trusts to the extent their income exceeds certain threshold amounts. Net investment income generally includes dividends, interest and net gains from the disposition of investment property. Investors should consult their tax advisers regarding the effect, if any, that this provision may have on their investment in the Master Fund.

Sections 1471-1474 of the Code and the U.S. Treasury Regulations and IRS guidance issued thereunder (collectively, “FATCA”) generally require the Master Fund to obtain information sufficient to identify the status of each of its owners under FATCA or under an applicable intergovernmental agreement (an “IGA”). If an investor fails to provide this information or otherwise fails to comply with FATCA or an IGA, the Master Fund may be required to withhold under FATCA 30% of ordinary dividends the Master Fund pays to that shareholder. If a payment by the Master Fund is subject to FATCA withholding, the Master Fund or its agent is required to withhold even if such payment would otherwise be exempt from withholding under the rules applicable to foreign shareholders described above. The IRS and the Department of Treasury have issued proposed regulations providing that the gross proceeds of share redemptions or exchanges and capital gain dividends the Master Fund pays will not be subject to FATCA withholding. Each prospective investor is urged to consult its tax adviser regarding the applicability of FATCA and any other reporting requirements with respect to the prospective investor’s own situation, including investments through an intermediary. In addition, some foreign countries have implemented, and others are considering, and may implement, laws similar in purpose and scope to FATCA.

The states generally permit RICs, such as the Feeder Fund, to “pass through” to their shareholders the state tax exemption on income earned from investments in the types of U.S. Treasury obligations the RIC expects to hold, so long as the RIC meets all applicable state requirements. California, Connecticut and New York exempt such income when a fund has invested at least 50% of its assets in U.S. government securities. An applicable state might disagree with the position that each Feeder Fund owns an allocable share of the assets held by the Master Fund for purposes of these requirements. Investors should consult their tax advisers regarding the applicability of any such exemption to their situation.

The discussion above is very general. Investors should consult their tax advisers about the effect that an investment in the Master Fund could have on their tax situation, including possible foreign, federal, state or local tax consequences, or about any other tax questions they may have.

ITEM 10.5.	OUTSTANDING SECURITIES.

As of the date of this filing, the following number of shares of the Master Fund was authorized and outstanding:

(1)	(2)	(3)	(4)
Title of Class	Amount Authorized	Amount Held by the Master Fund for its Account	Amount Outstanding Exclusive of Amount Held by Master Fund for its Account

Common Shares	unlimited	0	1

Preferred Shares	unlimited	0	1

ITEM 10.6.	SECURITIES RATINGS.

Not applicable.

ITEM 11.	DEFAULTS AND ARREARS ON SENIOR SECURITIES.

Not applicable.

ITEM 12.	LEGAL PROCEEDINGS.

Not applicable.

ITEM 13.	[REMOVED AND RESERVED.]

Not applicable.

PART B

Part B of this Registration Statement should be read in conjunction with Part A. Capitalized terms used in this Part B and not otherwise defined have the meanings given them in Part A of this Registration Statement.

Responses to certain Items required to be included in Part B of this Registration Statement are incorporated herein by reference from the Initial Feeder Fund’s Registration Statement on Form N-2.

ITEM 14.	COVER PAGE.

Not applicable.

ITEM 15.	TABLE OF CONTENTS.

Not applicable.

ITEM 16.	GENERAL INFORMATION AND HISTORY.

Not applicable.

ITEM 17.	INVESTMENT OBJECTIVE AND POLICIES.

Part A contains basic information about the investment objective, policies and limitations of the Master Fund. This Part B supplements the discussion in Part A of the investment objective, policies, and limitations of the Master Fund.

Information on the fundamental investment restrictions of the Master Fund, the types of investment techniques used by the Master Fund and certain risks attendant thereto, as well as other information on the Master Fund’s investment process, is incorporated by reference from the section entitled “Investment Objective, Policies and Risks” in the Initial Feeder Fund’s prospectus, and from the section entitled “Additional Investment Information, Risks and Restrictions” in the Initial Feeder Fund’s statement of additional information (the “Initial Feeder Fund SAI”), included in the Initial Feeder Fund’s Registration Statement, to the extent applicable to the Master Fund. Descriptions of actions taken or investments made by the Initial Feeder Fund in the Initial Feeder Fund’s prospectus included in the Initial Feeder Fund’s Registration Statement include actions taken or investments made by the Master Fund.

ITEM 18.	MANAGEMENT.

A discussion regarding the basis for the Board’s approval of the Management Agreement with the Adviser will be available in the Master Fund’s regular annual report.

Information about the Trustees and officers of the Master Fund, their roles in the management of the Master Fund, the compensation of the Trustees, and the committees of the Master Fund is incorporated by reference from the section titled “Trustees and Officers” in the Initial Feeder Fund’s SAI included in the Initial Feeder Fund’s Registration Statement, to the extent applicable to the Master Fund.

ITEM 19.	CONTROL PERSONS AND PRINCIPAL HOLDERS OF SECURITIES.

A principal shareholder is any person who owns of record or is known by the Master Fund to own of record or beneficially 5% or more of any class of the Master Fund’s outstanding equity securities. A control person is one who owns beneficially, either directly or through controlled companies, more than 25% of the voting securities of the Master Fund or acknowledges the existence of control. A controlling person possesses the ability to control the outcome of matters submitted for shareholder vote by the Master Fund.

At the time of this filing, the Master Fund had not commenced operations and the Adviser or its affiliates owned 100% of each of the Common Shares and Preferred Shares of the Master Fund. Each Feeder Fund intends to invest all or substantially all of its assets in the Master Fund and, therefore, an individual Feeder Fund may become a 5% holder of the Master Fund’s outstanding Common Shares and/or Preferred Shares. With respect to each Feeder Fund, the Adviser will impose a maximum investment amount so that as of such Feeder Fund’s closing, no investor in the Feeder Fund will initially own, indirectly through such Feeder Fund, more than 1% of the Master Fund.

As of March 31, 2021, the Trustees and officers of the Master Fund as a group owned, directly or indirectly, 100% of the outstanding shares of the Master Fund, as a result of Ross Stevens’ beneficial ownership through the Adviser’s or its affiliates’ investments in the Master Fund.

ITEM 20.	INVESTMENT ADVISORY AND OTHER SERVICES.

Information on the investment advisory and other services provided for or on behalf of the Master Fund is incorporated herein by reference from the section entitled “Management of the Fund—The Adviser” in the Initial Feeder Fund’s prospectus and the section entitled “Investment Advisory and Other Services—The Adviser” in the Initial Feeder Fund’s SAI included in the Initial Feeder Fund’s Registration Statement, to the extent applicable to the Master Fund.

ITEM 21.	PORTFOLIO MANAGERS.

A description of the Master Fund’s portfolio managers is incorporated herein by reference from the section entitled “Management of the Fund—Portfolio Managers” in the Initial Feeder Fund’s prospectus and the section entitled “Investment Advisory and Other Services—Portfolio Managers” in the Initial Feeder Fund’s SAI included in the Initial Feeder Fund’s Registration Statement, to the extent applicable to the Master Fund.

ITEM 22.	BROKERAGE ALLOCATION AND OTHER PRACTICES.

A description of the Master Fund’s brokerage allocation and other practices is incorporated herein by reference from the section entitled “Portfolio Transactions and Brokerage” in the Initial Feeder

Fund’s SAI included in the Initial Feeder Fund’s Registration Statement, to the extent applicable to the Master Fund.

ITEM 23.	TAX STATUS.

See response to Item 10.4 above. Information on the taxation of the Master Fund is incorporated by reference from the section entitled “Tax Status” in the Initial Feeder Fund’s SAI included in the Initial Feeder Fund’s Registration Statement, to the extent applicable to the Master Fund.

ITEM 24.	FINANCIAL STATEMENTS.

“The Master Fund will issue a complete set of financial statements on a semi-annual basis prepared in accordance with generally accepted accounting principles. To date, the Master Fund has not conducted any business, other than in connection with its organization.”

PART C: OTHER INFORMATION

Item 25.		Financial Statements and Exhibits

(1)		Financial Statements:

Included in Part A:

Not applicable.

Included in Part B:

Not applicable.

(2)		Exhibits:

(a)	(1)	Amended and Restated Certificate of Trust of Stone Ridge Longevity Risk Premium Fixed Income Master Trust (the “Registrant”), dated as of April 20, 2021, filed herewith.

	(2)	Second Amended and Restated Agreement and Declaration of Trust of the Registrant, dated as of April 20, 2021, filed herewith.

(b)		Amended and Restated By-Laws of the Registrant, filed herewith.

(c)		Not applicable.

(d)	(1)	See portions of Agreement and Declaration of Trust relating to shareholders’ rights.

	(2)	See portions of By-laws relating to shareholders’ rights.

(e)		Not applicable.

(f)		Not applicable.

(g)

Investment Management Agreement between Stone Ridge Asset Management LLC (“Stone Ridge”) and the Registrant on behalf of Stone Ridge Longevity Risk Premium Fixed Income Master Fund (the “Fund”), dated as of March 5, 2020, filed herewith.

(h)		Not applicable.

(i)		Not applicable.

(j)

Form of Custody Agreement between the Registrant and U.S. Bank National Association (the “Custodian”), incorporated by reference to Exhibit (j) filed with the Registrant’s Registration Statement on Form N-2, as filed with the SEC via EDGAR on March 9, 2020.

(k)	(1)

Form of Fund Administration Servicing Agreement between the Registrant, on behalf of the Fund, and U.S. Bancorp Fund Services, LLC (the “Administrator”), incorporated by reference to Exhibit (k)(1) filed with the Registrant’s Registration Statement on Form N-2, as filed with the SEC via EDGAR on March 9, 2020.

(2)

Form of Transfer Agent Servicing Agreement between the Registrant, on behalf of the Fund, and U.S. Bancorp Fund Services, LLC, incorporated by reference to Exhibit (k)(2) filed with the Registrant’s Registration Statement on Form N-2, as filed with the SEC via EDGAR on March 9, 2020.

(3)

Form of Fund Accounting Servicing Agreement between the Registrant, on behalf of the Fund, and U.S. Bancorp Fund Services, LLC, incorporated by reference to Exhibit (k)(3) filed with the Registrant’s Registration Statement on Form N-2, as filed with the SEC via EDGAR on March 9, 2020.

	(4)	Master Fund Management Fee Waiver Letter between Stone Ridge and the Registrant, dated as of March 5, 2020, filed herewith.

(l)		Not applicable.

(m)	Not applicable.

(n)	Not applicable.

(o)	Not applicable.

(p)	Subscription Agreement for Seed Capital, dated as of February 10, 2020, filed herewith.

(q)	Not applicable.

(r)	Code of Ethics of Stone Ridge and the Registrant, filed herewith.

(s)	Power of Attorney, incorporated by reference to Exhibit (s) filed with the Registrant’s Registration Statement on Form N-2, as filed with the SEC via EDGAR on March 9, 2020.

Item 26.	Marketing Arrangements

Not applicable.

Item 27.	Other Expenses of Issuance or Distribution

Not applicable.

Item 28.	Persons Controlled by or under Common Control with Registrant

None.

Item 29.	Number of Holders of Securities

Set forth below is the number of record holders as of March 31, 2021 of each class of securities of the Registrant.

Title of Class	Number of Record Holders
Common Shares, $0.01 par value per share	1
Preferred Shares, $0.01 par value per share	1

Item 30.	Indemnification

The Registrant’s Amended and Restated Agreement and Declaration of Trust, incorporated herein by reference, contains provisions limiting the liability, and providing for indemnification, of the Trustees, officers, employees and other “Covered Persons” (including their respective heirs, assigns, successors or other legal representatives) to the fullest extent permitted by law, including advancement of payments of all expenses incurred in connection with the preparation and presentation of any defense (subject to repayment obligations in certain circumstances).

The Registrant’s Form of Investment Management Agreement with Stone Ridge, filed herewith, contains provisions limiting the liability, and providing for indemnification, of Stone Ridge and its personnel under certain circumstances.

The Registrant’s Trustees and officers are expected to be insured under a standard investment company errors and omissions insurance policy covering loss incurred by reason of negligent errors and omissions committed in their official capacities as such.

Item 31.	Business and Other Connections of Investment Adviser

Stone Ridge is a Delaware limited liability company that offers investment management services and is a registered investment adviser. Stone Ridge’s offices are located at 510 Madison Avenue, 21st Floor, New York, NY 10022. Information as to the officers and directors of Stone Ridge is included in its current Form ADV (File No. 801-77228) filed with the SEC, and the text of Schedule A of Stone Ridge’s current Form ADV is incorporated herein by reference.

Item 32.	Location of Accounts and Records

All accounts, books and other documents required by Rule 31(a) under the Investment Company Act of 1940, as amended, are maintained at the offices, as applicable of: (1) the Registrant, (2) Stone Ridge, (3) the Custodian and (4) the Administrator.

1.	Stone Ridge Longevity Risk Premium Fixed Income Master Trust

510 Madison Avenue, 21st Floor

New York, NY 10022

2.	Stone Ridge Asset Management LLC

510 Madison Avenue, 21st Floor

New York, NY 10022

3.	U.S. Bank National Association

1555 N. Rivercenter Drive, Suite 302

Milwaukee, Wisconsin 53212

4.	U.S. Bancorp Fund Services, LLC

615 East Michigan Street

Milwaukee, Wisconsin 53202

Item 33.	Management Services

Not applicable.

Item 34.	Undertakings

Not applicable.

SIGNATURES

Pursuant to the requirements of the Investment Company Act of 1940, as amended, the Registrant has duly caused this Registration Statement of Stone Ridge Longevity Risk Premium Fixed Income Master Trust (related to Stone Ridge Longevity Risk Premium Fixed Income Master Fund) to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, and the State of New York, on the 28th day of April, 2021.

STONE RIDGE LONGEVITY RISK PREMIUM FIXED INCOME MASTER TRUST

By:	/s/ Anthony Zuco
Anthony Zuco, Treasurer and Principal Financial Officer

INDEX TO EXHIBITS

(a)(1)	Amended and Restated Certificate of Trust of the Registrant.
(a)(2)	Second Amended and Restated Agreement and Declaration of Trust of the Registrant.
(b)	Amended and Restated Bylaws of the Registrant.
(g)	Investment Management Agreement.
(k)(4)	Master Fund Management Fee Waiver Letter between Stone Ridge and the Registrant.
(p)	Subscription Agreement for Seed Capital.
(r)	Code of Ethics of Stone Ridge and the Registrant.